Exhibit 99.3

MEDIA CONTACTS:	Pam Joy
207-642-7337
pjoy@fairpoint.com

Connie Gemmer
(207) 774-2458, x 102
connie@bartongingold.com

FAIRPOINT CREATING 50 JOBS IN LITTLETON

Impact Will Create Even More Jobs in Grafton and Coos Counties Upon Merger

LITTLETON, NH (June 28, 2007) — FairPoint Communications, Inc., today announced its intention to create approximately 50 jobs in New Hampshire’s North Country upon the completion of its merger with Verizon’s wireline business in New Hampshire.

“The opportunities for Littleton and the rest of the North Country are significant and FairPoint is proud to be a major contributor to economic development here,” said Walter E. Leach, Jr., FairPoint’s executive vice president who made the announcement today during a news conference in Littleton.

District 1 Executive Councilor Raymond Burton added, “This is wonderful news for New Hampshire, specifically the North Country, which truly needs these types of good professional jobs. FairPoint has made a very strong commitment to not only preserve all of the existing Verizon jobs, but to create new jobs as well. This was one of my major concerns with this transaction, and FairPoint has met the test.”

Contingent on the New Hampshire Public Utilities Commission’s approval, receipt of other regulatory approvals and completion of the merger, the 50 new jobs in Littleton are expected to involve opportunities in outbound telemarketing, credit and collections activities and marketing.

According to Brian J. Gottlob, an economist and principal of Polecon Research in Dover, the jobs FairPoint is creating could spur additional job creation by other companies in Grafton and Coos Counties.

By FairPoint adding jobs, there should be “significant overall employment gains in the two county (Grafton and Coos) region,” Gottlob said. He offered examples such as contractors and vendors doing building renovation work for FairPoint, as well as retail businesses where the new employees and contractors would shop.

The 50 new jobs FairPoint is planning for Littleton are part of an overall plan to create a total of 250 jobs in New Hampshire. “FairPoint expects certain of these positions to be union represented jobs.” Leach said. This includes 190 jobs in Manchester and another 10 in various locations around the state. FairPoint has already begun hiring for some of the positions in New Hampshire and will continue the process through January 2008 when the merger is expected to be completed.  The new employees will join the existing Verizon employees who continue as employees of FairPoint after the merger is completed.

The 200 new jobs outside of the North Country will involve opportunities in business and wholesale sales, accounting, marketing, engineering, risk management, staff support and marketing.

“The North Country and New Hampshire in general are very important to FairPoint’s commitment to deliver quality customer service,” Leach said. “FairPoint is excited to be here and committed to becoming even more involved and active in New Hampshire as our presence in the state grows.”

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. The company is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed a registration statement, including a proxy statement, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger.  We urge investors to read these documents because they contain important information.  Investors can obtain copies of the registration statement and proxy statement, as well as other filed documents containing information about FairPoint and the merger, at www.sec.gov, the SEC’s website, or at www.fairpoint.com/investor.  Investors may also obtain free copies of these documents and the Company’s SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

FairPoint, Verizon, and FairPoint’s directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from FairPoint stockholders with respect to the merger and transactions.  Information about FairPoint’s directors and executive officers is available in FairPoint’s proxy statement for its 2006 annual meeting of shareholders, dated April 24, 2006.  Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed or to be filed by FairPoint with the SEC.

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